Exhibit 99.2

Karl H. Funke Elected to Cohu’s Board of Directors

POWAY, Calif., February 17, 2015 — Cohu, Inc. (NASDAQ:COHU) today announced that Karl H. Funke has been elected to the Cohu Board of Directors, effective March 9, 2015.

Mr. Funke was a senior executive of global IC test handler company, Multitest GmbH, since 1994 and served as Chief Executive Officer from 2001 until his retirement in 2009. Previously he held positions in private equity and venture capital. Mr. Funke is currently a private investor and serves on the boards of two privately held companies.

“We are delighted to add Karl to Cohu’s Board of Directors. He is a proven senior executive, with significant experience in our industry. We look forward to being able to draw upon his expertise,” said James A. Donahue, Executive Chairman.

About Cohu:

Cohu is a leading supplier of semiconductor test and inspection handlers, micro-electro mechanical system (MEMS) test modules, test contactors and thermal sub-systems used by global semiconductor manufacturers and test subcontractors as well as a supplier of mobile microwave communications equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones - Investor Relations (858) 848-8106.